Exhibit 99.1

Red Cat Closes Acquisition of Quaze Technologies

Acquisition adds wireless power capability to Red Cat’s all-domain systems, removing a critical bottleneck to persistent autonomous operations across air, land and maritime environments

SALT LAKE CITY – May 20, 2026 (GLOBE NEWSWIRE) – Red Cat Holdings, Inc. (Nasdaq: RCAT) (“Red Cat” or the “Company”), a U.S.-based provider of advanced all-domain drone and robotic solutions for defense and national security, today announced it has acquired Quaze Technologies Inc. (“Quaze”), a Québec-based developer of wireless power transfer technology for unmanned systems, drones and autonomous machines.

Quaze will operate as an independent Red Cat business unit, continuing to develop and scale its wireless power architecture for integration across Red Cat’s Family of Systems, while maintaining its platform-agnostic model supporting third-party OEMs across air, ground and maritime domains.

The acquisition addresses one of the most significant remaining barriers to true robotic autonomy: power. While unmanned systems have rapidly advanced in autonomy, navigation and mission execution, most still rely on manual battery swaps or precise, connector-based charging systems that are difficult to deploy reliably in contested or harsh environments. Quaze’s technology enables systems to recharge autonomously, extending mission duration while reducing operator burden and exposure.

At the core of Quaze’s platform is its QU6 electronic architecture, which enables large surfaces to function as wireless energy access points and can be embedded across a wide range of platforms and environments. Unlike traditional charging approaches, the system does not require precise alignment, physical connectors or direct contact between transmitter and receiver, allowing systems to access power even in the presence of debris, sand, ice or snow. By eliminating moving mechanical parts, the architecture reduces failure points and enables reliable operation in real-world field conditions where conventional solutions often break down.

“Autonomous systems are only as effective as their ability to stay in the fight,” said Jeff Thompson, CEO of Red Cat. “Quaze gives us a critical advantage by removing one of the biggest operational constraints, which is how systems recharge in the field. This enables longer-duration missions, supports distributed operations across air, land and sea, and strengthens our ability to deliver fully integrated, all-domain solutions for the warfighter.”

Quaze’s technology can be deployed across a wide range of environments and platforms, including vehicle-mounted systems, drone-in-a-box solutions, uncrewed surface vessels, fixed infrastructure and underwater charging stations. This enables new operational concepts such as vehicle-based “mothership” deployments, distributed charging networks and persistent operations across complex terrain, borders, infrastructure corridors and maritime environments.

Red Cat expects Quaze to play an important role in expanding its all-domain capabilities, particularly as the Company advances further into maritime systems and multi-platform autonomy. The ability to integrate wireless charging into uncrewed surface vessels and other mobile platforms creates new opportunities for persistent drone operations, including swarming, extended ISR missions and autonomous deployment cycles.

The acquisition also expands Red Cat’s addressable market by introducing a new revenue channel beyond its own platforms. Quaze’s technology is designed for seamless integration into third-party systems as an embedded power capability, enabling adoption across a broad range of robotics platforms. This platform-agnostic approach positions Quaze as a potential standard for wireless power across the unmanned systems ecosystem, allowing Red Cat to generate revenue from systems it does not manufacture while accelerating adoption of autonomous technologies.

“Robotics has made major advances in autonomy and intelligence, but energy has remained a limiting factor,” said Xavier Bidaut, Co-founder of Quaze Technologies. “Our goal is to make power as accessible and reliable as fuel is for traditional vehicles and something every drone or robot can tap into, anywhere, without friction. By joining Red Cat, we can accelerate that vision and help establish a common power infrastructure for autonomous systems across industries.”

Quaze’s technology has been demonstrated across multiple robotic platforms, including aerial drones, ground systems and autonomous underwater vehicles, and is currently being evaluated for a wide range of dual use applications. The Company’s focus on simplicity, ease of integration and operational resilience has enabled rapid adoption across early partners and positions it to scale alongside the newest innovations in autonomous systems.

About Red Cat Holdings, Inc.

Red Cat (Nasdaq: RCAT) is a U.S.-based provider of advanced all-domain drone and robotic solutions for defense and national security. Through its wholly owned subsidiaries, Teal Drones and FlightWave Aerospace, Red Cat develops American-made hardware and software that support military, government, and public safety operations across air, land, and sea. Its Family of Systems, led by Black Widow™, delivers unmatched tactical capabilities in small, unmanned aircraft systems (sUAS). Expanding into the maritime domain through Blue Ops, Inc., Red Cat is also innovating in uncrewed surface vessels (USVs), delivering integrated platforms designed to enhance safety and multi-domain mission effectiveness. Learn more at www.redcat.red.

About Quaze Technologies

Quaze Technologies is a leading innovator in wireless power transfer technology. Committed to empowering autonomous systems, Quaze’s solutions are at the forefront of transforming industries and revolutionizing how robots, drones and autonomous machines operate. The company’s cutting-edge technology enables power transfer without constraints, making them pioneers in the world of wireless energy. www.quazetech.com

Safe Harbor Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements relating to our intended use of proceeds from the offering, annual revenue guidance, future manufacturing capacities and future market demand. Forward-looking statements are based on Red Cat Holdings, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the Form 10-KT filed with the SEC on March 19, 2026 and the Form 10-Q filed with the SEC on May 7, 2026, Red Cat’s preliminary prospectus supplement filed with the SEC and the other filings that Red Cat makes with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Red Cat undertakes no duty to update such information except as required under applicable law.

Investor Contact:

Ankit Hira

Solebury Strategic Communications for Red Cat Holdings, Inc.

E-mail: RCAT@soleburystrat.com

Media Contact:

Peter Moran

Phone: (347) 880-2895

Email: peter@indicatemedia.com